EXHIBIT 99.1
Andrew Acquires Precision Antennas Ltd.
WESTCHESTER, IL, April 13, 2006—Andrew Corporation, a global leader in communications systems and products, has acquired Precision Antennas Ltd., a Stratford, England-based provider of antennas for terrestrial and satellite communications systems.
Under the agreement, Andrew paid approximately $26 million (15 million GBP) to acquire the subsidiary of UK-based Cobham plc. Precision Antennas designs and produces microwave antennas for use in carrying point-to-point radio signals, primarily for cellular network back-haul. In addition, the company produces couplers and earth station antennas. Its products are used today by customers primarily in the European market.
“Precision Antennas is a strong complement to Andrew’s existing portfolio of antenna systems and products,” said John DeSana, group president, Antenna and Cable Products Group, Andrew Corporation. “The addition of Precision strengthens Andrew’s market position in microwave antennas and enhances our ability to support the future needs of existing and new customers.”
Precision Antennas had calendar year 2005 sales of $46 million and the transaction is expected to be slightly accretive to earnings over the next 12 months. Precision Antennas’ approximately 500 employees at three sites in Stratford now are part of Andrew’s Antenna and Cable Products Group.
“Precision Antennas is a strong business which has grown rapidly over the last two years under Cobham’s ownership,” said Tom Burwood, managing director, Precision Antennas. “The combination of Andrew’s global focus on supporting customers’ communications networks and our excellent products gives me confidence we can go from strength to strength.”
About Andrew Corporation
Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P 500 company founded in 1937.
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News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 236-6568 or publicrelations@andrew.com
Sarah Baldry, Hotwire Public Relations
+44 207 608 2500
Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 236-6507

Forward Looking Statements
Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.